UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934*

                                (Amendment No. 1)

                            British Energy Group PLC
                            ------------------------
                                (Name of Issuer)

                                 Ordinary Shares
                                 ---------------
                         (Title of Class of Securities)

                                  GB00B04QKW59
                                  ------------
                                 (See Item 2(e))
                                 ---------------
                                 (CUSIP Number)

                                February 3, 2005
                                ----------------
             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
                               Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [X] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

----------------------                                         -----------------
CUSIP No. GB00B04QKW59                 13G                     Page 2 of 7 Pages
----------------------                                         -----------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Duquesne Capital Management, L.L.C.
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]

                                                                         (b) [X]

---------- ---------------------------------------------------------------------
3          SEC USE ONLY
---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           Pennsylvania
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            0
NUMBER OF            ------ ----------------------------------------------------
SHARES               6      SHARED VOTING POWER
BENEFICIALLY
OWNED BY                    56,182,150
EACH                 ------ ----------------------------------------------------
REPORTING            7      SOLE DISPOSITIVE POWER
PERSON
WITH                        0
                     ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            56,182,150
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           56,182,150
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           10.01%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           OO
---------- ---------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

----------------------                                         -----------------
CUSIP No. GB00B04QKW59                 13G                     Page 3 of 7 Pages
----------------------                                         -----------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Stanley F. Druckenmiller
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]

                                                                         (b) [X]

---------- ---------------------------------------------------------------------
3          SEC USE ONLY
---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            0
NUMBER OF            ------ ----------------------------------------------------
SHARES               6      SHARED VOTING POWER
BENEFICIALLY
OWNED BY                    56,182,150
EACH                 ------ ----------------------------------------------------
REPORTING            7      SOLE DISPOSITIVE POWER
PERSON
WITH                        0
                     ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            56,182,150
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           56,182,150
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           10.01%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           IN
---------- ---------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

----------------------                                         -----------------
CUSIP No. GB00B04QKW59                 13G                     Page 4 of 7 Pages
----------------------                                         -----------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Windmill Master Fund L.P.
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]

                                                                         (b) [X]

---------- ---------------------------------------------------------------------
3          SEC USE ONLY
---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           Cayman Islands
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            0
NUMBER OF            ------ ----------------------------------------------------
SHARES               6      SHARED VOTING POWER
BENEFICIALLY
OWNED BY                    35,153,665
EACH                 ------ ----------------------------------------------------
REPORTING            7      SOLE DISPOSITIVE POWER
PERSON
WITH                        0
                     ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            35,153,665
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           35,153,665
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           6.3%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           PN
---------- ---------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

This Amendment No. 1 to Schedule 13G (this "Amendment No. 1") is being filed with respect to the Ordinary Shares of British Energy Group PLC, a United Kingdom public limited company, to amend the Schedule 13G filed on January 27, 2005 (the "Schedule 13G"). Capitalized terms used but not defined herein have the meaning ascribed thereto in the Schedule 13G.

Item 2(e):          CUSIP Number:
---------           ------------

     Item 2(e) of the Schedule 13G is hereby amended by the deletion of the entirety of the text thereof and its replacement with the following:

The Reporting Persons do not have information as to whether a CUSIP Number is applicable at the present time to the Ordinary Shares. An International Securities Identification Number, or "ISIN," corresponding to the Ordinary Shares is GB00B04QKW59 and such number is used herein.

Item 4:             Ownership:
------              ---------

     Item 4 of the Schedule 13G is hereby amended by the deletion of the entirety of the text thereof and its replacement with the following:

A.   Duquesne Capital
     ----------------

     (a) Amount beneficially owned: 56,182,150.
     (b) Percent of class: 10.01%. The percentages used herein and in the rest of this Schedule 13G are calculated based upon a total of 561,016,553 shares of Ordinary Shares issued and outstanding, as of January 20, 2005, as reflected in the Company's Report of Foreign Issuer on Form 6-K, filed on January 20, 2005.
     (c) Number of shares as to which such person has:
          (i) Sole power to vote or direct the vote: -0-
          (ii) Shared power to vote or direct the vote: 56,182,150
          (iii) Sole power to dispose or direct the disposition: -0-
          (iv) Shared power to dispose or direct the disposition: 56,182,150

B.   Mr. Druckenmiller
     -----------------

     (a) Amount beneficially owned: 56,182,150
     (b) Percent of class: 10.01%.
     (c) Number of shares as to which such person has:
          (i) Sole power to vote or direct the vote: -0-
          (ii) Shared power to vote or direct the vote: 56,182,150
          (iii) Sole power to dispose or direct the disposition: -0-
          (iv) Shared power to dispose or direct the disposition: 56,182,150

C.   Windmill
     --------

     (a) Amount beneficially owned: 35,153,665
     (b) Percent of class: 6.3%.
     (c) Number of shares as to which such person has:
          (i) Sole power to vote or direct the vote: -0-
          (ii) Shared power to vote or direct the vote: 35,153,665
          (iii) Sole power to dispose or direct the disposition: -0-
          (iv) Shared power to dispose or direct the disposition: 35,153,665

Item 12:            Certification:
-------             -------------

     Each Reporting Person hereby makes the following certification:

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


              [THE REMAINDER OF THIS PAGE LEFT INTENTIONALLY BLANK]

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATED: February 4, 2005


                                        DUQUESNE CAPITAL MANAGEMENT, L.L.C.

                                        By: /s/ Gerald Kerner
                                            ----------------------------
                                            Name:  Gerald Kerner
                                            Title: Managing Director


                                        STANLEY F. DRUCKENMILLER

                                        By: /s/ Gerald Kerner
                                            ----------------------------
                                            Name:  Gerald Kerner
                                            Title: Attorney-in-Fact


                                        WINDMILL MASTER FUND L.P.

                                        By: Duquesne Capital Management, L.L.C.,
                                            its investment manager

                                        By: /s/ Gerald Kerner
                                            ----------------------------
                                            Name:  Gerald Kerner
                                            Title: Managing Director







                      [SIGNATURE PAGE TO AMENDMENT NO. 1 TO
             SCHEDULE 13G WITH RESPECT TO BRITISH ENERGY GROUP PLC]